Exhibit 5.2

May 26, 2020

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417-1880

Ladies and Gentlemen:

I am Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-224464) and Post-Effective Amendment No. 1 thereto (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), relating to the public offering by the Company of 34,500,000 depositary shares (“Depositary Shares”), representing an aggregate of 1,725,000 shares (the “Preferred Shares”) of the Company’s 6.00% Mandatory Convertible Preferred Stock, Series B, par value $1.00 per share (“Preferred Stock”), which includes an additional 4,500,000 Depositary Shares representing an aggregate of 225,000 shares of Preferred Stock issued pursuant to an over-allotment option (the “Shares”). The Shares are being offered and sold pursuant to a Prospectus, dated May 17, 2019, as supplemented by the Prospectus Supplement, dated May 20, 2020 (together, the “Prospectus”), filed with the Commission on May 22, 2020 pursuant to Rule 424(b) under the Act, and an Underwriting Agreement dated May 20, 2020 (the “Underwriting Agreement”) between the Company and the several underwriters named therein.

The Preferred Shares are to be deposited by the Company against delivery of the Receipt (as defined below) with Computershare Inc. and Computershare Trust Company, N.A. (“Computershare Trust”), acting jointly as depositary (collectively, the “Depositary”), pursuant to the Deposit Agreement, dated May 26, 2020 (the “Deposit Agreement”), among the Company, the Depositary, Computershare Trust, acting as registrar and transfer agent, and the holders from time to time of depositary receipts issued under the Deposit Agreement to evidence the Shares.

In connection with the furnishing of this opinion, I have examined (a) copies of the Registration Statement and of the Prospectus, (b) copies of the Underwriting Agreement and the Deposit Agreement, (c) a copy of the Amendment to the Company’s Restated Certificate of Incorporation as filed with the Office of the Secretary of State of New Jersey, as filed with the Secretary designating the Preferred Stock (the “Amendment”) and a specimen certificate evidencing the Preferred Stock and (d) a Receipt executed by the Depositary and registered in the name of Cede & Co., relating to the Shares (the “Receipt”).

I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that:

(i)          The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus.

(ii)          The Deposit Agreement has been duly authorized, executed and delivered by the Company.

(iii)          The Shares have been duly authorized by all requisite corporate action on the part of the Company under the New Jersey Business Corporation Act (“NJBCA”) and, when the Shares are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid and nonassessable.

(iv)          The Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the NJBCA and, when the Preferred Shares are deposited by the Company against delivery of the Receipt with the Depositary in accordance with the terms of the Deposit Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.

(v)          The maximum number of 7,187,385 shares (the “Conversion Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), initially issuable upon conversion of the Preferred Shares pursuant to the Amendment have been duly authorized by all requisite corporate action on the part of the Company under the NJBCA and, when issued in accordance with the Amendment, will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New Jersey and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on the date hereof. In addition, I consent to the reference to me under the caption “Legal Matters” in the Prospectus.

Very truly yours,

By:	/s/ Gary DeFazio
Name: Gary DeFazio
Title: Senior Vice President,
Corporate Secretary and Associate
General Counsel